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[BANK ONE CORPORATION Press Release Letterhead]        Exhibit 99


                  Bank One Elects James Dimon Chairman and CEO

CHICAGO. March 27, 2000 - BANK ONE CORPORATION (NYSE: ONE) announced today that its board of directors has elected James Dimon chairman of the board and chief executive officer, effective immediately.

     "Jamie Dimon's business experience, management skills and strategic thinking will lead our outstanding franchise in the new century," said John R. Hall, the non-executive chairman of the board who led the search for a CEO after John B. McCoy's retirement in December, 1999. "Jamie's fresh perspective and his ability to galvanize employees also set him apart from an exceptional field of candidates from around the country."

     Dimon, 44, is the former president of Citigroup, Inc., the global financial services company formed by the combination of Travelers Group and Citicorp in 1998. He also served as chairman and co-chief executive officer of Salomon Smith Barney Holdings, Inc. Prior to the formation of Citigroup, Dimon was president and chief operating officer of Travelers Group for seven years.

     "I am excited by Bank One's powerful franchise, its dedicated employees and its bright future," said Dimon. "Together, we can serve our customers exceptionally well and realize our goal of being America's premier financial institution. Together, we will help our stock realize its value as we continue the momentum of our three strong lines of business and continue to rebuild our large credit card business." Dimon is purchasing 2 million shares of Bank One common stock, demonstrating his faith and long-term commitment to the organization.

     Verne G. Istock, who has been acting CEO since December, 1999, will remain president and a director.

     "I want to publicly thank Verne Istock for leadership and decisiveness over the last several months, and his dedication over the last 37 years," Hall said. "His steady hand was crucial in leading Bank One during this transition."

     "I will work closely with Jamie Dimon, in a transition period, as we write a new chapter for Bank One," said Istock, who began as a credit trainee in 1963. "I know he shares my pride in what our employees have accomplished and my faith in how much more we will do."

     Bank One launched its search Jan. 11 with the announcement of Russell Reynolds Associates as the search firm.

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     Bank One Corporation, headquartered in Chicago, is the nation's fourth largest bank holding company, with assets of more than $265 billion. It offers a full range of financial services to commercial and business customers and consumers. It is the world's largest Visa issuer, the third-largest bank lender to small businesses, one of the top 25 managers of mutual funds and a major national automotive lender. It operates more than 1,800 banking centers and a nationwide network of ATMs. It is a major commercial bank in the United States and in selected international markets. It can be found on the Internet at www.bankone.com.
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A press conference will be held at 5 p.m. Eastern time on Monday, March 27, 2000 at 1 Bank One Plaza, Chicago, Illinois, 57th floor (use elevators on Clark
Street side of building). The conference also will be available via teleconference at (800) 946-0712; the passcode is 554606. Please call in at least 10 minutes before the conference call begins.
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